SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:  October 20, 2004

(Date of earliest event reported)

Huffy Corporation

(Exact name of Registrant as specified in its Charter)

Ohio (State or other jurisdiction of incorporation)	1-5325 (Commission File No.)	31-0326270 (IRS Employer Identification Number)

225 Byers Road, Miamisburg, Ohio	45342-3657
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (937) 866-6251

N/A

(Former name or former address, if changed since last report)

Item 1.01  Entry into a Material Definitive Agreement.

The information provided in Item 1.03 of this Current Report on Form 8-K regarding the DIP Agreement (as such term is defined below) is incorporated into this Item 1.01 by reference.

Item 1.03  Bankruptcy or Receivership.

On October 20, 2004 (the “Petition Date”), Huffy Corporation (the “Company”) and certain of its subsidiaries (collectively, the “Debtors”) filed voluntary petitions in the United States Bankruptcy Court for the Southern District of Ohio (the "Bankruptcy Court") seeking reorganization relief under the provisions of chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) (Case Nos. 04-39148, 04-39149, 04-39150, 04-39151, 04-39152, 04-39153 04-39154, 04-39155, 04-39156, 04-39157, 04-39158, 04-39159, 04-39160, 04-39161, 04-39162, 04-39163, 04-39164, 04-39165, 04-39166 and 04-39167, collectively, the “Cases”).  The Debtors continue to operate their businesses as debtors-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court.  On October 20, 2004, the Debtors also made an application under the Companies Creditors Arrangement Act, R.S.C. 1985, c. C-36, as amended, in the Ontario Superior Court of Justice (the “CCAA Court”) under Case Nos. 04 CL-5586.  A copy of the press release dated October 20, 2004 announcing the bankruptcy filing is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The Debtors entered into a Ratification and Amendment Agreement, dated October 20, 2004 (the “DIP Agreement”), to the Second Amended and Restated Loan and Security Agreement, dated September 19, 2002, as amended, among the Debtors, Congress Financial Corporation (Central), as agent (“Congress”), and lenders participating thereunder (the “Lenders”) (the “Loan Agreement”).  The DIP Agreement received interim approval by the Bankruptcy Court on October 21, 2004, but remains subject to final approval by the Bankruptcy Court, which has scheduled a hearing for November 18, 2004 to consider final approval.  The DIP Agreement provides for a $50 million commitment of debtor-in-possession financing to fund the working capital requirements of the Debtors during the pendency of the Cases.  Obligations under the DIP Agreement are secured by a superpriority lien in favor of the Lenders over the Debtors’ assets.

The DIP Agreement subjects the Debtors to certain obligations, including the delivery of all financials reports, schedules and other materials furnished by the Debtors to the Bankruptcy Court.  Furthermore, the Debtors remain subject to covenants in the Loan Agreement, including certain limitations on the payment of indebtedness, entering into investments, the payment of capital expenditures and the payment of dividends.  In addition, payment under the DIP Agreement may be accelerated following certain events of default including, but not limited to, (i) the conversion of any of the Cases to a case under chapter 7 of the Bankruptcy Code or the appointment of a trustee pursuant to chapter 11 of the Bankruptcy Code; (ii) any event occurring after the commencement of the Cases that would have a material adverse effect on the Debtors; (iii) the filing of a plan or reorganization by any Debtor that does not provide for payment in full of the Debtors obligations to Congress and the Lenders; and (iv) failure by any Debtor to pay undisputed invoices having sixty-day payment terms from merchandise suppliers for purchases made by such Debtor during the pendency of the Cases in an aggregate amount in excess of $250,000.  The DIP Agreement matures on September 30, 2005.  A copy of the DIP Agreement is hereby incorporated by reference and attached hereto as Exhibit 10.1.

Item 2.04  Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As a result of the bankruptcy filing, the Company was in default under the Loan Agreement.  As a result of such default, all borrowings, with accrued interest thereon, and all other amounts owed by the Debtors under the Second Amended and Restated Loan Agreement became immediately due and payable in the amount of approximately $38.7 million.  The DIP Agreement, however, deleted the event of default triggered by the filing of the Cases from the Loan Agreement and ratified and amended the Loan Agreement.  Any such borrowings under the Loan Agreement, as amended by the DIP Agreement, therefore, are not immediately due and payable.

Item 8.01  Other Events.

On October 21, 2004, the Company issued a press release announcing the approval of certain first-day motions by the Bankruptcy Court.  A copy of the press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(c)

Exhibits

Exhibit No.

Description

10.1

Ratification and Amendment Agreement, dated October 20, 2004, by and among Debtors, Congress and Lenders.  Huffy Corporation hereby agrees to supplementally furnish to the Commission a copy of any omitted exhibit or schedule upon request.

99.1

Press Release issued by the Company on October 20, 2004

99.2

Press Release issued by the Company on October 21, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUFFY CORPORATION

Date: October 26, 2004	By: /s/ Robert W. Lafferty Robert W. Lafferty Senior Vice President – Finance, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
10.1

Ratification and Amendment Agreement, dated October 20, 2004, by and among Debtors, Congress and Lenders.  Huffy Corporation hereby agrees to supplementally furnish to the Commission a copy of any omitted exhibit or schedule upon request.

99.1	Press Release issued by the Company on October 20, 2004
99.2	Press Release issued by the Company on October 21, 2004